Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Clarissa Willett (investors) - 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP ANNOUNCES 2019 FIRST QUARTER RESULTS
AND INCREASES 2019 EARNINGS GUIDANCE

•	Q1 revenue of $2.79 billion, down 2% from $2.85 billion last year

•	Q1 diluted EPS of $1.86, up 11% from $1.67 last year; Q1 adjusted EPS of $2.62, down 6% from $2.78 last year

•	2019 adjusted EPS guidance increased to $11.05 to $11.45, from $11.00 to $11.40

•	2019 free cash flow guidance of $950 million to $1.05 billion, unchanged from prior guidance

Burlington, NC, April 30, 2019 - LabCorp® (or the Company) (NYSE: LH) today announced results for the first quarter ended March 31, 2019, and increased 2019 earnings guidance.

“During the quarter we delivered strong performance in both businesses, translating into solid revenue and earnings in light of the outsized impact of price reductions due to PAMA on our results,” said David P. King, chairman and CEO of LabCorp. “Our Diagnostics business delivered a solid performance in light of PAMA, with organic growth in revenue and volume. Covance grew revenue on a constant currency basis, expanded margins and continued to drive earnings. We deployed capital to share repurchase and several strategic acquisitions, further demonstrating our commitment to returning capital to shareholders and providing clients with innovative solutions that deliver value today and in the future. The value of our combination is increasingly apparent and we are well-positioned to drive growth in 2019 and the years to come.”

Consolidated Results

First Quarter Results

Revenue for the quarter was $2.79 billion, a decrease of 2.0% from $2.85 billion in the first quarter of 2018. The decline in revenue was primarily due to the negative impact from the disposition of businesses of 1.8% and foreign currency translation of approximately 0.9%, partially offset by acquisitions of 0.5% and organic growth of 0.2% (which includes the negative impact from PAMA of 0.9%).

Operating income for the quarter was $318.2 million, or 11.4% of revenue, compared to $305.4 million, or 10.7%, in the first quarter of 2018. The increase in operating income and margin was primarily due to increased demand, LaunchPad business process improvement initiatives, and fewer restructuring charges and special items, partially offset by lower pricing as a result of PAMA and higher personnel costs. The Company recorded restructuring charges, special items, and amortization, which together totaled $93.2 million in the quarter, compared to $130.3 million during the same period in 2018. Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $411.4 million, or 14.7% of revenue, compared to $435.7 million, or 15.3%, in the first quarter of 2018. The decrease in adjusted operating income and margin was primarily due to lower pricing as a result of PAMA and higher personnel costs, partially offset by demand and LaunchPad savings.

Net earnings in the quarter were $185.6 million, compared to $173.2 million in the first quarter of 2018. Diluted EPS were $1.86 in the quarter, an increase of 11.4% compared to $1.67 in the same period in 2018. Adjusted EPS (excluding amortization, restructuring charges, and special items) were $2.62 in the quarter, a decrease of 5.8% compared to $2.78 in the first quarter of 2018.

Operating cash flow for the quarter was $165.8 million, compared to $179.7 million in the first quarter of 2018. The decrease in operating cash flow was due to lower cash earnings, partially offset by favorable working capital. Capital expenditures totaled $94.2 million, compared to $72.5 million a year ago. As a result, free cash flow (operating cash flow less capital expenditures) was $71.6 million, compared to $107.2 million in the first quarter of 2018.

At the end of the quarter, the Company’s cash balance and total debt were $348.8 million and $6.0 billion, respectively. During the quarter, the Company invested $47.3 million in acquisitions and repurchased $100.0 million of stock, representing approximately 0.8 million shares. The Company had $1.25 billion of authorization remaining under its share repurchase program at the end of the quarter.
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The following segment results exclude amortization, restructuring charges, special items, and unallocated corporate expenses.

First Quarter Segment Results

LabCorp Diagnostics
Revenue for the quarter was $1.72 billion, a decrease of 2.7% from $1.77 billion in the first quarter of 2018. The decrease in revenue was primarily driven by the negative impact from the disposition of businesses of 2.9% and foreign currency translation of 0.3%, partially offset by organic revenue growth of 0.4%. Excluding the negative impact from PAMA of 1.5%, organic revenue for the quarter would have increased by 1.9%.

Total volume (measured by requisitions) excluding the disposition of businesses increased by 0.8% due to organic growth. Volume includes the unfavorable impact of managed care contract changes and one fewer revenue day, partially offset by the favorable impact from weather. Excluding the disposition of businesses, revenue per requisition decreased by 0.4%, including the negative impact from PAMA of 1.5%.

Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $310.4 million, or 18.0% of revenue, compared to $364.0 million, or 20.6%, in the first quarter of 2018. The decline in adjusted operating income and margin was primarily due to the negative impact from PAMA of approximately $27 million or 120 basis points, disposition of businesses, personnel costs, and cybersecurity expenses, partially offset by LaunchPad initiatives. The Company remains on track to deliver approximately $200 million of net savings from its three-year Diagnostics LaunchPad initiative by the end of 2021.

Covance Drug Development
Revenue for the quarter was $1.07 billion, a decrease of 0.4% compared to $1.08 billion in the first quarter of 2018. The decrease in revenue was due to the negative impact from foreign currency translation of approximately 210 basis points, which was partially offset by acquisitions of 1.2% and organic growth of 0.5%. Excluding pass-throughs, organic revenue grew consistent with the Company’s full year guidance range of 5.0% to 9.0%.

Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $138.0 million, or 12.8% of revenue, compared to $108.0 million, or 10.0%, in the first quarter of 2018. The increase in adjusted operating income and margin was primarily due to organic demand, LaunchPad savings, acquisitions, and currency translation, partially offset by personnel costs. The Company is on track to deliver $150 million of net savings from its three-year Covance LaunchPad initiative by the end of 2020, and $30 million of cost synergies from the integration of Chiltern by the end of 2019.

Net orders and net book-to-bill during the trailing twelve months were $5.32 billion and 1.24, respectively. Backlog at the end of the quarter was $9.95 billion compared to $9.76 billion last quarter, and the Company expects approximately $3.9 billion of its backlog to convert into revenue in the next twelve months.

***

Outlook for 2019

The following guidance assumes foreign exchange rates effective as of March 31, 2019, for the remainder of the year and includes the estimated impact from capital allocation, including share repurchases and acquisitions.

•
Revenue growth of 0.5% to 2.5% over 2018 revenue of $11.33 billion, unchanged from prior guidance. This guidance includes the negative impact from the 2018 disposition of businesses of approximately 1.2% and foreign currency translation of approximately 0.5%.

•
Revenue in LabCorp Diagnostics is expected to be -4.0% to -2.0% as compared to 2018 revenue of $7.03 billion, unchanged from prior guidance. This guidance includes the negative impact from the 2018 disposition of businesses of approximately 2% and foreign currency translation of approximately 0.2%.

•
Revenue growth in Covance Drug Development of 5.0% to 9.0% over 2018 revenue of $4.31 billion, unchanged from prior guidance. This guidance includes the negative impact from foreign currency translation of approximately 0.9%. Organic revenue growth excluding pass-throughs is also expected to be 5.0% to 9.0% over 2018.

•	Adjusted EPS of $11.05 to $11.45, an increase of 0% to 4% as compared to $11.02 in 2018. This is an increase over prior guidance of $11.00 to $11.40.

•	Free cash flow (operating cash flow less capital expenditures) of $950 million to $1.05 billion, compared to $925.6 million in 2018, unchanged from prior guidance.

Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including adjusted net income, adjusted EPS (or adjusted net income per share), adjusted operating income, adjusted operating margin, free cash flow, and certain segment information. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the Company’s financial results with the financial results of other companies. However, the Company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is providing an investor relations presentation with additional information on its business and operations, which is available in the investor relations section of the Company's website at http://www.labcorp.com. Analysts and investors are directed to the website to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. EDT and is available by dialing 844-634-1444 (615-247-0253 for international callers). The access code is 7459328. A telephone replay of the call will be available through May 14, 2019, and can be heard by dialing 855-859-2056 (404-537-3406 for international callers). The access code for the replay is 7459328. A live online broadcast of LabCorp’s quarterly conference call on April 30, 2019, will be available at http://www.labcorp.com or at http://www.streetevents.com beginning at 9:00 a.m. EDT. This webcast will be archived and accessible through April 24, 2020.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster, and uses technology to improve the delivery of care. LabCorp reported revenue of more than $11 billion in 2018. To learn more about LabCorp, visit www.LabCorp.com, and to learn more about Covance Drug Development, visit www.Covance.com.

Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements with respect to estimated 2019 guidance and the related assumptions, the impact of various factors on operating and financial results, future business strategies, expected savings and synergies (including from the LaunchPad initiative and from acquisitions), and the opportunities for future growth.

Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the Company’s control, including without limitation, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, changes in testing guidelines or recommendations, the effect of public opinion on the Company’s reputation, adverse results in material litigation matters, the impact of changes in tax laws and regulations, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, adverse weather conditions, employee relations, and the effect of exchange rate fluctuations. These factors, in some cases, have affected and in the future (together with other factors) could affect the Company’s ability to implement the Company’s business strategy and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the Company’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s most recent Annual Report on Form 10-K, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	For the Three Months Ended March 31,
	2019	2018

Revenues	$2,791.2	$2,848.3

Cost of revenues	2,001.5	2,069.3

Gross profit	789.7	779.0

Selling, general and administrative expenses	393.8	397.0
Amortization of intangibles and other assets	57.1	62.3
Restructuring and other special charges	20.6	14.3

Operating income	318.2	305.4

Other income (expense):
Interest expense	(56.7)	(63.5)
Equity method income, net	3.0	2.5
Investment income	0.6	0.6
Other, net	(10.4)	(3.5)
Earnings before income taxes	254.7	241.5

Provision for income taxes	68.8	69.0

Net earnings	185.9	172.5
Less: Net (earnings) loss attributable to noncontrolling interest	(0.3)	0.7
Net earnings attributable to Laboratory Corporation of America Holdings	$185.6	$173.2

Basic earnings per common share	$1.88	$1.70

Diluted earnings per common share	$1.86	$1.67

Weighted average basic shares outstanding	98.6	101.9

Weighted average diluted shares outstanding	99.5	103.4

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	March 31,	December 31,
	2019	2018
ASSETS:

Current assets:
Cash and cash equivalents	$348.8	$426.8
Accounts receivable	1,563.0	1,467.9
Unbilled services	422.7	394.4
Supplies inventory	233.7	237.3
Prepaid expenses and other	317.1	309.0
Total current assets	2,885.3	2,835.4

Property, plant and equipment, net	2,501.5	1,784.7
Goodwill	7,385.9	7,360.3
Intangible assets, net	3,884.9	3,911.1
Joint venture partnerships and equity method investments	66.9	60.5
Deferred income tax assets	1.7	1.7
Other assets, net	244.6	231.6
Total assets	$16,970.8	$16,185.3

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$592.2	$634.6
Accrued expenses and other	797.3	870.0
Unearned revenue	364.6	356.4
Short-term operating lease liabilities	263.4	—
Short-term finance lease liabilities	7.7	7.9
Current portion of long-term debt	501.7	10.0
Total current liabilities	2,526.9	1,878.9

Long-term debt, less current portion	5,495.6	5,990.9
Operating lease liabilities	502.4	—
Finance lease liabilities	48.7	51.0
Deferred income taxes and other tax liabilities	959.1	940.0
Other liabilities	307.3	334.0
Total liabilities	9,840.0	9,194.8

Commitments and contingent liabilities	—	—
Noncontrolling interest	19.5	19.1

Shareholders' equity:
Common stock	11.6	11.7
Additional paid-in capital	1,401.3	1,451.1
Retained earnings	7,265.4	7,079.8
Less common stock held in treasury	(1,127.5)	(1,108.1)
Accumulated other comprehensive income	(439.5)	(463.1)
Total shareholders' equity	7,111.3	6,971.4
Total liabilities and shareholders' equity	$16,970.8	$16,185.3

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statement of Cash Flows
(in millions, except per share data)

	For the Three Months Ended March 31,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$185.9	$172.5
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	137.3	142.8
Stock compensation	25.5	25.8
Loss on sale of assets	6.0	1.7
Amortization of operating lease right-of-use assets	61.2	—
Cumulative earnings in excess of distributions from equity affiliates	(0.8)	(0.5)
Asset impairment	—	2.3
Deferred income taxes	17.1	36.0
Change in assets and liabilities (net of effects of acquisitions):
Increase in accounts receivable	(90.8)	(53.6)
Increase in unbilled services	(26.4)	(22.8)
Decrease in inventories	3.4	1.4
Decrease (increase) in prepaid expenses and other	7.2	(33.8)
Decrease in accounts payable	(28.8)	(59.8)
Increase in unearned revenue	5.6	26.2
Decrease in accrued expenses and other	(136.6)	(58.5)
Net cash provided by operating activities	165.8	179.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(94.2)	(72.5)
Proceeds from sale of assets	3.9	0.1
Proceeds from sale of investment	0.4	—
Investments in equity affiliates	(3.3)	(1.9)
Acquisition of businesses, net of cash acquired	(47.3)	—
Net cash used for investing activities	(140.5)	(74.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facilities	133.2	229.7
Payments on revolving credit facilities	(133.2)	(214.7)
Payments on zero-coupon subordinated notes	(5.2)	—
Nonconrolling interest distributions	(0.2)	(5.6)
Payments on long-term lease obligations	(3.0)	(2.8)
Net share settlement tax payments from issuance of stock to employees	(19.4)	(25.0)
Net proceeds from issuance of stock to employees	24.7	28.4
Purchase of common stock	(100.1)	(75.0)
Net cash provided by (used for) financing activities	(103.2)	(65.0)
Effect of exchange rate changes on cash and cash equivalents	(0.1)	4.7
Net (decrease) increase in cash and cash equivalents	(78.0)	45.1
Cash and cash equivalents at beginning of period	426.8	316.7
Cash and cash equivalents at end of period	$348.8	$361.8

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Pro Forma Segment Information
(in millions)

	Three Months Ended December 31,
	2019	2018

LabCorp Diagnostics
Revenues	$1,722.0	$1,770.2
Adjusted Operating Income	$310.4	$364.0
Adjusted Operating Margin	18.0%	20.6%

Covance Drug Development
Revenues	$1,074.7	$1,078.5
Adjusted Operating Income	$138.0	$108.0
Adjusted Operating Margin	12.8%	10.0%

Consolidated
Revenues	$2,791.2	$2,848.3
Adjusted Segment Operating Income	$448.4	$472.0
Unallocated corporate expense	(37.0)	(36.3)
Consolidated Adjusted Operating Income	$411.4	$435.7
Adjusted Operating Margin	14.7%	15.3%

The consolidated revenue and adjusted segment operating income are presented net of intersegment transaction eliminations. Adjusted operating income and adjusted operating margin are non-GAAP measures. See the subsequent reconciliation of non-GAAP financial measures.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share data)

	Three Months Ended March 31,
	2019	2018

Adjusted Operating Income
Operating Income	$318.2	$305.4
Amortization of intangibles and other assets (a)	57.1	62.3
Restructuring and other special charges (b)	20.6	14.3
Acquisition and divestiture-related costs (c)	11.1	17.9
LaunchPad system implementation costs (d)	2.4	1.7
Consulting fees and executive transition expenses (e)	1.4	3.1
Costs related to ransomware attack (f)	0.6	—
Special tax reform bonus for employees (g)	—	31.0
Adjusted operating income	$411.4	$435.7

Adjusted Net Income
Net Income	$185.6	$173.2
Impact of adjustments to operating income	93.2	130.4
Impairment of venture investment (h)	6.2	—
Tax reform adjustments (i)	—	14.9
Income tax impact of adjustments (i)	(24.3)	(31.3)
Adjusted net income	$260.7	$287.1

Weighted average diluted shares outstanding	99.5	103.4

Adjusted net income per share	$2.62	2.78
(a) Amortization of intangible assets acquired as part of the acquisition of a business.
(b) Restructuring and other special charges represent amounts incurred in connection with the elimination of redundant positions within the organization in connection with our LaunchPad initiatives and acquisitions or dispositions of businesses by the Company.
(c) Acquisition and divestiture-related costs include due-diligence legal and advisory fees, retention bonuses and other integration and disposition related activities in connection with contemplated and completed transactions.
(d) LaunchPad system implementation costs include non-capitalized costs associated with the implementation of a system as part of the LaunchPad business process improvement initiative.
(e) Represents executive transition expenses related to various management reorganizations.
(f) Costs related to ransomware attack including incremental consulting and employee costs incurred to remediate the impact of a ransomware attack, which occurred during the third quarter of 2018.
(g) During the first quarter of 2018, the Company paid a special one-time bonus to its non-bonus eligible employees in recognition of the benefits the Company is receiving from the passage of the Tax Cuts and Jobs Act of 2017 (TCJA).
(h) The Company makes venture fund investments in companies or investment funds developing promising technology related to its operations. During the quarter several investments were deemed to be impaired as a result of the underlying performance of the investments.
(i) During the first quarter of 2018, the Company recorded a net increase in its provision for income taxes primarily relating to the repatriation tax associated with the adoption of the TCJA.
(j) Income tax impact of adjustments calculated based on the tax rate applicable to each item.